Exhibit 10.15

December 3, 2024
Brad Minor
(delivered via DocuSign)

Dear Brad:

We are pleased to confirm your promotion to the position of Chief Marketing Officer (“CMO”) of Etsy, Inc. (“Etsy”) effective January 3, 2025 (the “Effective Date”). You will report to Kruti Patel Goyal, President and Chief Growth Officer, and you will be assigned to work from Etsy’s Brooklyn, NY office. Your base pay will be $420,000 per year, paid in accordance with Etsy’s normal payroll practices, and you will continue to be eligible for the benefits that Etsy provides to full-time employees.

You will continue to participate in Etsy’s Management Cash Incentive Plan. Beginning January 3, 2025, your target annual bonus will be 70% of your base salary earned during the performance period, which currently follows a calendar year (January 1 to December 31) cycle, with a bonus structure as follows: 70% of the bonus target will be based on company performance, while 30% of the bonus target will be based on individual performance. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan (MCIP) and the applicable participation notice. Generally, awards (if any) are paid within two and a half months after the end of a calendar year.

Etsy will also propose that you receive equity awards on March 15, 2025 with an aggregate fair value at the time of the grant equal to approximately $3,500,000 (collectively, the “Promotion Grant”). The Promotion Grant and related terms below are subject to the approval of Etsy’s Compensation Committee.

Seventy percent (70%) of the Promotion Grant will be in the form of Restricted Stock Units (which we refer to as RSUs). The RSUs will “vest” (or convert into shares of Etsy’s common stock) in sixteen (16) equal quarterly installments over a four year term if you remain continuously employed with Etsy or one of its subsidiaries.

Thirty percent (30%) of the Promotion Grant will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that are consistent with the terms of the PSUs included in the form of PSU agreement for the 2025 Etsy ET annual grants.

Your equity awards will be subject to the terms and conditions of Etsy’s 2024 Equity Incentive Plan and your award agreements, which will also specify your vesting dates, and will govern and control the Promotion Grant in all respects. There will be no change to your previously issued equity awards, which will continue to vest according to the terms and conditions stated within your award agreements.

You will continue to participate in the Etsy, Inc. Executive Severance Plan (Amended and Restated, effective as of January 1, 2019) (the “Executive Severance Plan”), which provides the following for your new role as CMO, subject to the terms and conditions of the Executive Severance Plan document and your participation notice:

●In the event of a Qualifying CIC Termination (as defined in the Executive Severance Plan): twelve months of base salary as severance and up to twelve months of company-paid COBRA coverage, pro-rata bonus payout, and a 100% acceleration factor for all outstanding RSU and earned PSU awards issued to you.
●In the event of Qualifying Termination (as defined in the Executive Severance Plan) not related to a change in control: twelve months of base salary as severance and up to twelve months of company-paid COBRA coverage and pro-rata bonus payout.

The Executive Severance Plan and your participation notice will govern and control your eligibility for severance benefits in all respects.

You understand and acknowledge that all other terms and conditions of your employment, including but not limited to those in your Confidentiality and Prior Inventions Agreement attached to your Offer Letter dated March 23, 2022, will remain unchanged. You understand that you will continue to be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have the same right.

We are excited that you are taking on this new opportunity and continuing your career at Etsy.

Congratulations and best of luck!

Very truly yours,

/s/ Josh Silverman
    Josh Silverman
Chief Executive Officer
Etsy, Inc.
…………………………………………………………………………………………………

I have read and accept the details of the internal transfer:

Name: Brad Minor

Signature: /s/ Brad Minor

Date: 12/3/2024